Exhibit 10.1

LINE OF CREDIT AGREEMENT

This Line of Credit Agreement (this “Agreement”), effective as of September 16, 2011, is entered into by and between Helix Wind, Corp., a Nevada corporation (“Borrower”), and Tonaquint, Inc. a Utah corporation (“Lender”).

A.           Borrower desires to obtain from Lender a line of credit (the “Line of Credit”) under which loan advances may from time to time be extended to Borrower in order to fund its operations (the “Loan”);

B.           Lender has agreed to make the Loan to Borrower upon the inducement and representation that Borrower shall have its wholly owned subsidiary Helix Wind, Inc., a Nevada corporation (the “Guarantor”) guarantee Borrower’s obligations to Lender under the Loan Documents (as defined below) and/or arising in connection with the Loan and to execute and deliver to Lender the Guarantor Documents (as defined below); and

C.           The parties hereto desire to enter into this Agreement to set forth the obligations of each party with respect to the advancement and repayment of funds advanced from Lender to Borrower.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and promises of the parties set forth herein, Borrower agrees to borrow from Lender, and Lender agrees to extend to Borrower the Line of Credit according to the following terms and conditions:

1.           Credit Terms.

1.1.           Line of Credit.

1.1.1.           Amount; Term. Subject to the terms and conditions of this Agreement, Lender hereby agrees to provide the Line of Credit to Borrower and to make advances to Borrower from time to time, in Lender’s sole discretion, not to exceed the aggregate principal amount of $120,000.00 (the “Maximum Loan Amount”). Subject to the terms and conditions of this Agreement, including, but not limited to this Section 1.1.1, Lender may in its sole discretion advance Draws (as defined below) up to the Maximum Loan Amount under the Line of Credit beginning on the date of this Agreement and ending on the earlier of the termination of this Agreement or the cancellation of the Line of Credit by Lender pursuant to the terms set forth herein.

1.1.2.           Convertible Promissory Note. All amounts outstanding under the Line of Credit shall be repaid to Lender pursuant to the terms and conditions set forth in that certain Convertible Promissory Note substantially in the form attached hereto as Exhibit A (the “Note”), which Note Borrower shall execute and deliver to Lender concurrently with the execution of this Agreement. Pursuant to the terms of the Note, all outstanding amounts thereunder shall be convertible into shares of Borrower’s common stock (the “Shares”).

1.1.3.           Judgment by Confession. Together with the execution of this Agreement, Borrower shall execute and deliver to Lender a Judgment by Confession substantially in the form attached hereto as Exhibit B (the “Confession”).

1.1.4.           Security Agreement.  Borrower shall further execute and deliver to Lender a Security Agreement substantially in the form attached hereto as Exhibit C (the “Security Agreement”).

1.1.5.           Guarantor Documents.  As a condition to Lender making the Loan to Borrower, Borrower shall cause Guarantor to execute and deliver to Lender a Guaranty substantially in the form attached hereto as Exhibit D (the “Guaranty”), a Security Agreement substantially in the form attached hereto as Exhibit E (the “Guarantor Security Agreement”), a Judgment by Confession substantially in the form attached hereto as Exhibit F (the “Guarantor Confession”), and a Secretary’s Certificate setting forth the resolutions of the Guarantor approving the execution and delivery of the Guaranty, Guarantor Security Agreement, and Guarantor Confession and the transactions contemplated thereby and therein substantially in the form attached hereto as Exhibit G  (the “Guarantor Certificate”)(the Guaranty, the Guarantor Security Agreement, the Guarantor Confession and the Guarantor Certificate shall together be referred to herein sometimes as the “Guarantor Documents”).

1.2.           Requests. Borrower shall notify Lender of any desired Draw on the Loan. Each request shall be made in writing to Lender and shall be accompanied by the documentation required by Section 3.1 below (each a “Draw Request”). Provided that Lender approves a Draw Request, which Lender may approve or reject in Lender’s sole discretion, Lender shall have seven (7) days from the date of Lender’s receipt of the Draw Request in which to fund all or any portion of the requested amount, as determined in Lender’s sole discretion. Each Draw funded by Lender shall be funded in the form of a check or electronic transfer of funds to Borrower’s account. Both Borrower and Lender shall keep a record of the date (each a “Draw Request Date”) and amount of each Draw on Exhibit H attached hereto. For the avoidance of doubt, Lender shall not be obligated to fund all or any portion of any Draw Request hereunder and may reject or fund a lesser amount of any Draw Request by Borrower in its sole discretion.  Any rejection of a Draw Request or funding of a lesser amount of a Draw Request shall have no effect on any subsequent Draw Request.

2.           Representations and Warranties. Borrower makes the following representations and warranties to Lender, which representations and warranties shall survive the execution of this Agreement and shall continue in full force and effect until the full and final payment, satisfaction and discharge, of all obligations of Borrower to Lender subject to this Agreement and the other Loan Documents.

2.1.           Legal Status. Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has the requisite corporate power to own its properties and to carry on its business as now being conducted.  Borrower is duly qualified as a foreign corporation to do business and is in good standing in each jurisdiction where the nature of the business conducted or property owned by it makes such qualification necessary, other than those jurisdictions in which the failure to so qualify would not have or result in a Material Adverse Effect.  Borrower has registered its stock under Section 12(g) of the Securities and Exchange Act of 1934, as amended (the “1934 Act”), and is obligated to file reports pursuant to Section 13 or Section 15(d) of the 1934 Act.   Borrower has taken no action designed to terminate, or which to its knowledge is likely to have the effect of, terminating the registration of its common stock (“Common Stock”) under the 1934 Act, nor has Borrower received any notification that the United States Securities and Exchange Commission (the “SEC”) is contemplating terminating such registration.  Borrower’s Common Stock is quoted for trading on any of (a) NYSE Amex, (b) New York Stock Exchange, (c) the Nasdaq Global Market, (d) the Nasdaq Capital Market, or (e) the Nasdaq OTC Bulletin Board (each, a “Principal Trading Market”).  Borrower has received no notice, either oral or written, with respect to the continued eligibility of the Common Stock for quotation on the Principal Trading Market, and Borrower has maintained all requirements on its part for the continuation of such quotation. Borrower has not, in the twelve (12) months preceding the date hereof, received notice from the Principal Trading Market on which the Common Stock is or has been listed or quoted to the effect that Borrower is not in compliance with the listing or maintenance requirements of such Principal Trading Market. Borrower is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements.

2.2.           Authorization and Validity. This Agreement, the Note, the Confession, the Security Agreement, the Guarantor Documents, and each instrument and other document required hereby or at any time hereafter delivered to Lender in connection herewith (collectively, the “Loan Documents”), have been duly authorized, and upon their execution and delivery in accordance with the provisions hereof will constitute legal, valid and binding agreements and obligations of Borrower, Guarantor, or the party that executes the same, enforceable in accordance with their respective terms.

2.3.           No Violation. The execution, delivery and performance by Borrower of each of the Loan Documents does not violate any provision of any law or regulation, or result in any breach of or default under any contract, obligation, indenture or other instrument to which Borrower is a party or by which Borrower may be bound. No authorization, approval or consent of any court, governmental body, regulatory agency, self-regulatory organization, or stock exchange or market or the stockholders of Borrower are required to be obtained by Borrower for the issuance of the Shares to Lender as contemplated by this Agreement, except such authorizations, approvals and consents that have been obtained.

2.4.           Rights of Others Affecting the Transactions. There are no preemptive rights of any stockholder of Borrower, as such, to acquire the Shares.  No other party has a currently exercisable right of first refusal which would be applicable to any or all of the transactions contemplated by the Loan Documents.

2.5.           Authorized Shares.

2.5.1.           Other than as set forth in Borrower’s filings with the SEC (its “SEC Documents”), there are no outstanding securities which are convertible into or exchangeable for shares of Common Stock, whether such conversion is currently exercisable or exercisable only upon some future date or the occurrence of some event in the future.

2.5.2.           All issued and outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and non-assessable.  After considering all other commitments that may require the issuance of Common Stock, Borrower has sufficient authorized and unissued shares of Common Stock as may be necessary to effect the issuance of the Shares pursuant to the terms of the Note as if the Note were fully converted.

2.5.3.           The Shares have been duly authorized by all necessary corporate action on the part of Borrower, and, when issued on conversion of, or in payment of interest on the Note in accordance with its terms, will have been duly and validly issued, fully paid and non-assessable, free from all taxes, liens, claims, pledges, mortgages, restrictions, obligations, security interests and encumbrances of any kind, nature and description, and will not cause Lender to incur personal liability by reason of being a holder of the Note.

2.6.           Filings; Financial Statements. None of Borrower’s SEC Documents contained, at the time they were filed, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.  Borrower has filed all reports, schedules, forms, statements and other documents required to be filed by Borrower with the SEC under the 1934 Act on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Document prior to the expiration of any such extension.  As of their respective dates, the financial statements of Borrower included in Borrower’s SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto.  Such financial statements have been prepared in accordance with generally accepted accounting principles, consistently applied (“GAAP”), during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of Borrower as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

2.7.           Absence of Certain Changes. Since June 30, 2011 (the “Last Audited Date”), there has been no Material Adverse Effect (as defined below), except as disclosed in Borrower’s SEC Documents. Since the Last Audited Date, except as provided in Borrower’s SEC Documents, Borrower has not (i) incurred or become subject to any material liabilities (absolute or contingent) except liabilities incurred in the ordinary course of business consistent with past practices; (ii) discharged or satisfied any material lien or encumbrance or paid any material obligation or liability (absolute or contingent), other than current liabilities paid in the ordinary course of business consistent with past practices; (iii) declared or made any payment or distribution of cash or other property to stockholders with respect to its capital stock, or purchased or redeemed, or made any agreements to purchase or redeem, any shares of its capital stock; (iv) sold, assigned or transferred any other material tangible assets, or canceled any material debts owed to Borrower by any third party or material claims of Borrower against any third party, except in the ordinary course of business consistent with past practices; (v) waived any rights of material value, whether or not in the ordinary course of business, or suffered the loss of any material amount of existing business; (vi) made any increases in employee compensation, except in the ordinary course of business consistent with past practices; or (vii) experienced any material problems with labor or management in connection with the terms and conditions of their employment. For purposes hereof, “Material Adverse Effect” means an event or combination of events, which individually or in the aggregate, would reasonably be expected to (a) adversely affect the legality, validity or enforceability of the Shares or any of the Loan Documents, (b)  have or result in a material adverse effect on the results of operations, assets, or financial condition of Borrower and its subsidiaries, taken as a whole, or (c) adversely impair Borrower’s ability to perform fully on a timely basis its material obligations under any of the Loan Documents or the transactions contemplated thereby.

2.8.           Litigation. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board or body pending or, to the knowledge of Borrower, threatened against or affecting Borrower or Guarantor before or by any governmental authority or non-governmental department, commission, board, bureau, agency or instrumentality or any other Person, wherein an unfavorable decision, ruling or finding would have a Material Adverse Effect or which would adversely affect the validity or enforceability of, or the authority or ability of Borrower or Guarantor, as the case may be, to perform its obligations under, any of the Loan Documents, except as disclosed in Borrower’s or Guarantor’s SEC Documents.  Borrower is not aware of any valid basis for any such claim that (either individually or in the aggregate with all other such events and circumstances) could reasonably be expected to have a Material Adverse Effect. There are no outstanding or unsatisfied judgments, orders, decrees, writs, injunctions or stipulations to which Borrower or Guarantor is a party or by which it or any of its properties is bound, that involve the transaction contemplated herein or that, alone or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

2.9.           Absence of Events of Default. Neither Borrower nor any of its subsidiaries, including, without limitation, Guarantor,  is in violation of or in default with respect to (i) its certificate of incorporation or by-laws or other organizational documents, each as currently in effect, or any material judgment, order, writ, decree, statute, rule or regulation applicable to such entity; or (ii) any material mortgage, indenture, agreement, instrument or contract to which such entity is a party or by which it or any of its properties or assets are bound (nor is there any waiver in effect which, if not in effect, would result in such a violation or default), except such breach or default which would not have or result in a Material Adverse Effect.

2.10.           Absence of Certain Borrower Control Person Actions of Events. Other than as set forth in Borrower’s SEC Documents, none of the following has occurred during the past five (5) years with respect to a director, executive officer, promoter, and such other Persons as may be deemed in control of Borrower pursuant to Rule 405 under the Securities Exchange Act of 1933, as amended (the “1933 Act”) or Section 20 of the 1934 Act (a “Borrower Control Person”):

2.10.1.                      A petition under the federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for, the business or property of such Borrower Control Person, or any partnership in which he or she was a general partner at or within two years before the time of such filing, or any corporation or business association of which he or she was an executive officer at or within two years before the time of such filing;

2.10.2.                      Such Borrower Control Person was convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

2.10.3.                      Such Borrower Control Person was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him or her from, or otherwise limiting, the following activities:

2.10.3.1.                      acting, as an investment advisor, underwriter, broker or dealer in securities, or as an affiliated Person, director or employee of any investment company, bank, savings and loan association or insurance company, as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, any other Person regulated by the Commodity Futures Trading Commission (“CFTC”) or engaging in or continuing any conduct or practice in connection with such activity;

2.10.3.2.                      engaging in any type of business practice; or

2.10.3.3.                      engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or state securities laws or federal commodities laws;

2.10.4.                      Such Borrower Control Person was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any federal or state authority barring, suspending or otherwise limiting for more than 60 days the right of such Borrower Control Person to engage in any activity described in subsection (3) immediately above, or to be associated with Persons engaged in any such activity; or

2.10.5.                      Such Borrower Control Person was found by a court of competent jurisdiction in a civil action or by the CFTC or SEC to have violated any federal or state securities law, and the judgment in such civil action or finding by the CFTC or SEC has not been subsequently reversed, suspended, or vacated.

2.11.           No Undisclosed Liabilities or Events. Neither Borrower nor Guarantor has liabilities or obligations other than those disclosed in the Loan Documents or Borrower’s or Guarantor’s, as the case may be, SEC Documents or those incurred in the ordinary course of Borrower’s or Guarantor’s business since the Last Audited Date, or which individually or in the aggregate, do not or would not have a Material Adverse Effect.  No event or circumstance has occurred or exists with respect to Borrower’s or Guarantor’s or their respective properties, business, operations, condition (financial or otherwise), or results of operations, which, under applicable law, rule or regulation, requires public disclosure or announcement prior to the date hereof by Borrower or Guarantor but which has not been so publicly announced or disclosed.  There are no proposals currently under consideration or currently anticipated to be under consideration by Borrower’s Board of Directors or the executive officers of Borrower which proposal would (i) change the Certificate of Incorporation or Bylaws of Borrower, each as currently in effect, with or without stockholder approval, which change would reduce or otherwise adversely affect the rights and powers of the stockholders of the Common Stock or (ii) materially or substantially change the business, assets or capital of Borrower, including its interests in subsidiaries.

2.12.           No Integrated Offering. Neither Borrower nor any of its Affiliates, including, without limitation, Guarantor, nor any Person acting on its or their behalf has, directly or indirectly, made any offer or sales of any security or solicited any offers to buy any security under circumstances that would eliminate the availability of the exemption from registration under Regulation D in connection with issuance of the Note as contemplated hereby.

2.13.           Dilution. Each of Borrower and its executive officers and directors is aware that the number of shares issuable on conversion of the Note may have a dilutive effect on the ownership interests of the other stockholders (and Persons having the right to become stockholders) of Borrower.  Borrower specifically acknowledges that its obligations to issue the Shares upon conversion of the Note are binding upon Borrower and enforceable regardless of the dilution such issuance may have on the ownership interests of other stockholders of Borrower, and Borrower will honor such obligations, including honoring every Notice of Conversion (as contemplated by the Note), unless Borrower is subject to an injunction (which injunction was not sought by Borrower) prohibiting Borrower from doing so.

2.14.           Fees to Brokers, Placement Agents and Others. Borrower has taken no action which would give rise to any claim by any Person for brokerage commission, placement agent or finder’s fees or similar payments by Lender relating to this Agreement or the transactions contemplated hereby.  Except for such fees arising as a result of any agreement or arrangement entered into by Lender without the knowledge of Borrower (a “Lender’s Fee”), Lender shall have no obligation with respect to such fees or with respect to any claims made by or on behalf of other Persons for fees of a type contemplated in this subsection that may be due in connection with the transactions contemplated hereby.  Borrower shall indemnify and hold harmless each of Lender, its employees, officers, directors, agents, and partners, and their respective Affiliates, from and against all claims, losses, damages, costs (including the costs of preparation and attorney’s fees) and expenses suffered in respect of any such claimed or existing fees (other than a Lender’s Fee).

2.15.           Disclosure. All information relating to or concerning Borrower and Guarantor set forth in the Loan Documents or in Borrower’s and Guarantor’s public filings with the SEC or otherwise provided by or on behalf of Borrower and Guarantor to Lender, is true and correct in all material respects and neither Borrower nor Guarantor has omitted to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.  No event or circumstance has occurred or exists with respect to Borrower or its business, properties, prospects, operations or financial conditions, which under applicable law, rule or regulation, requires public disclosure or announcement by Borrower.

2.16.           Confirmation. Borrower agrees that, if, to the knowledge of Borrower, any events occur or circumstances exist prior to the advancement of any Draw to Borrower which would make any of Borrower’s representations or warranties set forth herein materially untrue or materially inaccurate as of such date, Borrower shall immediately notify Lender in writing prior to such date of such fact, specifying which representation, warranty or covenant is affected and the reasons therefor.

2.17.           Title. Borrower and its subsidiaries, if applicable, own and have good and marketable title in fee simple absolute to, or a valid leasehold interest in, all their respective real properties and good title to their other respective assets and properties, subject to no liens except as have been disclosed to Lender.

2.18.           Intellectual Property.

2.18.1.                      Ownership. Borrower and Guarantor each owns or possesses or can obtain on commercially reasonable terms sufficient legal rights to all patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses (software or otherwise), information, processes and similar proprietary rights (“Intellectual Property”) necessary to the business of Borrower and Guarantor as presently conducted, the lack of which could reasonably be expected to have a Material Adverse Effect.  Except for agreements with its own employees or consultants, standard end-user license agreements, support/maintenance agreements and agreements entered in the ordinary course of Borrower’s and Guarantor’s business, all of which have been made available for review by Lender, there are no outstanding options, licenses or agreements relating to the Intellectual Property, and neither Borrower nor Guarantor is bound by or a party to any options, licenses or agreements with respect to the Intellectual Property of any other Person.  Neither Borrower nor Guarantor has received any written communication alleging that either Borrower or Guarantor has violated or, by conducting its business as currently conducted, would violate any of the Intellectual Property of any other Person, nor is Borrower aware of any basis therefor.  Neither Borrower nor Guarantor is obligated to make any payments by way of royalties, fees or otherwise to any owner or licensor of or claimant to any Intellectual Property with respect to the use thereof in connection with the present conduct of its business other than in the ordinary course of its business.  There are no agreements, understandings, instruments, contracts, judgments, orders or decrees to which Borrower or Guarantor is a party or by which it is bound which involve indemnification by Borrower or Guarantor  with respect to infringements of Intellectual Property, other than in the ordinary course of its business.

2.18.2.                      No Breach by Employees. Borrower is not aware that any of its employees is obligated under any contract or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with the use of his or her efforts to promote the interests of Borrower or that would conflict with Borrower’s business as presently conducted.  Neither the execution nor delivery of this Agreement, nor the carrying on of Borrower business by the employees of Borrower, nor the conduct of Borrower’s business as presently conducted, will, to Borrower knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee is now obligated.  Borrower does not believe it is or will be necessary to use any inventions of any of its employees made prior to their employment by Borrower of which it is aware.

2.19.           No Subordination. There is no agreement, indenture, contract or instrument to which Borrower or any of its subsidiaries is a party or by which Borrower or any of its subsidiaries may be bound that requires the subordination in right of payment of any of Borrower’s obligations subject to this Agreement or any other obligation of Borrower.

2.20.           Other Obligations. As of the effective date of this Agreement, Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract instrument or obligation.

2.21.           Full disclosure. There is no fact known to Borrower or that Borrower should know after having made all reasonable inquiries (other than conditions known to the public generally or as disclosed in Borrower’s SEC Documents) that has not been disclosed in writing to Lender that would reasonably be expected to have or result in a Material Adverse Effect.

3.           Conditions. Each and every Draw Request by Borrower under the Line of Credit (each a “Draw”) is subject to the fulfillment to Lender’s satisfaction of all of the following conditions, and subject to Lender’s approval pursuant to Section 3.3 below:

3.1.           Documentation. Lender shall have received (or waived its right to receive), in form and substance satisfactory to Lender, each of the following, duly executed:

3.1.1.           This Agreement and each other instrument or document required hereby;

3.1.2.           An updated Exhibit H to this Agreement, reflecting the amounts requested for the applicable Draw and each prior Draw, duly executed;

3.1.3.           A copy of resolutions of Borrower authorizing the execution, delivery and performance of this Agreement and each other Loan Document;

3.1.4.           A certificate in form satisfactory to Lender certifying Borrower’s compliance with Section 3.2  below; and

3.1.5.           Such other documents as Lender may reasonably require.

3.2.           Compliance. The representations and warranties contained herein, in the Note, and in each of the other Loan Documents shall be true on and as of the date of the signing of this Agreement and on the date of each Draw, with the same effect as though such representations and warranties had been made on and as of each such date, and on each such date, no Event of Default (as defined in the Note), and no condition, event or act which with the giving of notice or the passage of time or both would constitute such an Event of Default or that would trigger anti-dilution protection or other adjustments to the Conversion Price (as defined in the Note), shall have occurred or shall exist.

3.3.           Lender Approval.  Lender shall have approved, in Lender’s sole and absolute discretion, such Draw, the amount of such Draw, and Borrower’s compliance with Section 3.1 and Section 3.2 above.

4.           Affirmative Covenants. Borrower covenants that Borrower shall, unless Lender otherwise consents in writing:

4.1.           Punctual Payments. Punctually pay all principal, interest, fees or other liabilities due under the Note or any other Loan Document at the times and place and in the manner specified therein, and immediately upon demand by Lender, the amount by which the outstanding principal balance of any credit subject hereto at any time exceeds any limitation on borrowings applicable thereto.

4.2.           Notice to Lender. Promptly (but in no event more than ten (10) days after the occurrence of each such event or matter) give written notice to Lender in reasonable detail of: (a) the occurrence of any Event of Default, or any condition, event or act which with the giving of notice or the passage of time or both would constitute an Event of Default, or (b) any litigation pending or threatened against Borrower with a claim in excess of $10,000.00.

4.3.           Accounting Records. Keep and cause each subsidiary, including, without limitation, Guarantor, to keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied, reflecting all financial transactions of Borrower, and such subsidiaries, including, without limitation, Guarantor, and in which, for each fiscal year, all proper reserves for depreciation, depletion, obsolescence, amortization, taxes, bad debts and other purposes in connection with its business shall be made.

4.4.           Filings. From the date hereof until the date that is six (6) months after all the Shares either have been sold by Lender, or may permanently be sold by Lender without any restrictions pursuant to Rule 144, (the “Registration Period”), Borrower shall timely make all filings required to be made by it under the 1933 Act, the 1934 Act, Rule 144 or any United States state securities laws and regulations thereof applicable to Borrower or by the rules and regulations of the Principal Trading Market, and such reports shall conform to the requirement of the applicable laws, regulations and government agencies, and, unless such filing is publicly available on the SEC’s EDGAR system (via the SEC’s web site at no additional charge), Borrower shall provide, upon written request, a copy thereof to Lender promptly after such filing.  Borrower shall furnish to Lender, upon written request, so long as Lender owns the Note or Common Stock, promptly upon request, (1) a written statement by Borrower that it has complied with the reporting requirements of Rule 144, the 1933 Act and the 1934 Act, (2) a copy of the most recent annual or quarterly report of Borrower and such other reports and documents so filed by Borrower, and (3) such other information as may be reasonably requested to permit Lender to sell such securities pursuant to Rule 144 without registration.

4.5.           Reporting Status. So long as Lender beneficially owns the Note or any Common Stock and for at least twenty (20) trading days thereafter, Borrower shall file all reports required to be filed with the SEC pursuant to Section 13 or 15(d) of the 1934 Act, shall take all reasonable action under its control to ensure that adequate current public information with respect to Borrower, as required in accordance with Rule 144(c)(2) of the 1933 Act, is publicly available, and shall not terminate its status as an issuer required to file reports under the 1934 Act even if the 1934 Act or the rules and regulations thereunder would permit such termination.

4.6.           Listing. Borrower’s Common Stock shall be listed or quoted for trading on any of (a) NYSE Amex, (b) New York Stock Exchange, (c) the Nasdaq Global Market, (d) the Nasdaq Capital Market, or (e) the Nasdaq OTC Bulletin Board. Borrower shall promptly secure the listing of all of the Shares upon each national securities exchange and automated quotation system, if any, upon which the Common Stock is then listed (subject to official notice of issuance) and shall maintain such listing of all securities from time to time issuable under the terms of the Loan Documents.  Borrower will comply in all material respects with Borrower’s reporting, filing and other obligations under the by-laws or rules of the Principal Trading Market and/or the Financial Industry Regulatory Authority, Inc. (“FINRA”) or any successor thereto, as the case may be, applicable to it at least through the date which is sixty (60) days after the later of the date on which (1) the Note has been fully converted, or (2) the Note has been paid in full.

4.7.           Publicity, Filings, Releases, Etc. Each of the parties agrees that it will not disseminate any information relating to the Loan Documents or the transactions contemplated thereby, including issuing any press releases, holding any press conferences or other forums, or filing any reports (collectively, “Publicity”), without giving the other party reasonable advance notice and an opportunity to comment on the contents thereof.  Neither party will include in any such Publicity any statement or statements or other material to which the other party reasonably objects, unless in the reasonable opinion of counsel to the party proposing such statement, such statement is legally required to be included.  In furtherance of the foregoing, Borrower will provide to Lender’s counsel drafts of the applicable text of the first filing of a current report on Form 8-K or a Quarterly or Annual Report on Form 10-Q or 10-K (or equivalent SB forms), as the case may be, intended to be made with the SEC which refers to the Loan Documents or the transactions contemplated thereby as soon as practicable (but at least two (2) trading days before such filing will be made) and will not include in such filing (or any other filing filed before then) any statement or statements or other material to which the other party reasonably objects, unless in the reasonable opinion of counsel to the party proposing such statement, such statement is legally required to be included.  Notwithstanding the foregoing, each of the parties hereby consents to the inclusion of the text of the Loan Documents in filings made with the SEC (but any descriptive text accompanying or part of such filing shall be subject to the other provisions of this subsection).  Notwithstanding, but subject to, the foregoing provisions of this provision, Borrower will, within four business days after the execution hereof, promptly issue a press release and file a current report on Form 8-K or, if appropriate, a quarterly or annual report on the appropriate form, describing the terms of the transactions contemplated by the Loan Documents in the form required by the 1934 Act and approved by Lender and attaching the material Loan Documents as exhibits to such filing.

4.8.           FINRA Rule 5110. In the event the Corporate Financing Rule 5110 (“FINRA Rule 5110”) of FINRA is or becomes applicable to the transactions contemplated by the Loan Documents or to the sale by a holder of any the Note or the Shares, then Borrower shall, to the extent required by such rule, timely make any filings and cooperate with any broker or selling stockholder in respect of any consents, authorizations or approvals that may be necessary for FINRA to timely and expeditiously permit the holder to sell such Shares.

4.9.           Corporate Existence. Borrower shall (a) do all things necessary to preserve and keep in full force and effect its corporate existence, including, without limitation, all licenses or similar qualifications required by it to engage in its business in all jurisdictions in which it is as of the date hereof so engaged, (b) continue to engage in business of the same general type as conducted as of the date hereof, and (c) continue to conduct its business substantially as now conducted or as otherwise permitted hereunder.

4.10.           Taxes. Borrower shall pay and discharge promptly when due all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property before the same shall become delinquent or in default, which, if unpaid, might reasonably be expected to give rise to liens or charges upon such properties or any part thereof, unless, in each case, the validity or amount thereof is being contested in good faith by appropriate proceedings and Borrower has maintained adequate reserves with respect thereto in accordance with GAAP.

4.11.           Compliance. Borrower shall comply in all material respects with all federal, state and local laws and regulations, orders, judgments, decrees, injunctions, rules, regulations, permits, licenses, authorizations and requirements applicable to it (collectively, “Requirements”) of all governmental bodies, departments, commissions, boards, companies or associations insuring the premises, courts, authorities, officials or officers which are applicable to Borrower, its business, operations, or any of its properties, except where the failure to so comply would not have a Material Adverse Effect on Borrower or any of its properties; provided, however, that nothing provided herein shall prevent Borrower from contesting in good faith the validity or the application of any Requirements.

4.12.           Performance of Obligations. Borrower shall, and shall cause Guarantor to,  promptly and in a timely fashion perform and honor all demands, notices, requests and obligations that exist or may arise under the Loan Documents.

4.13.           Authorized Shares. Borrower shall take all action reasonably necessary to at all times have authorized, and reserved for the purpose of issuance, such number of shares of Common Stock as shall be necessary to effect the full conversion of the Note multiplied by 1.5 (the “Share Reserve”). If at any time the Share Reserve is insufficient to effect the full conversion of the Note, Borrower shall immediately increase the Share Reserve accordingly. If Borrower does not have sufficient authorized and unissued shares of Common Stock available to increase the Share Reserve, Borrower shall call and hold a special meeting of the stockholders within thirty days of such occurrence, for the sole purpose of increasing the number of shares authorized. Borrower’s management shall recommend to Borrower’s stockholders to vote in favor of increasing the number of authorized shares of Common Stock.  Management shall also vote all of its shares in favor of increasing the number of authorized shares of Common Stock.

4.14.           Investor Information. Upon written request, Borrower shall promptly furnish Lender with the names and other identifying information of each party with which Borrower has completed a financing transaction including, without limitation, any Person or entity to whom Borrower has issued or sold any debt, equity, option, warrant or other security of any kind during the five year period immediately preceding the request.

5.           Negative Covenants. Borrower further covenants that, so long as Lender remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Lender under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower will not without Lender’s prior written consent:

5.1.           Other Indebtedness. Create, incur, assume or permit to exist any new indebtedness or liabilities resulting from borrowings, loans or advances, or a series of borrowings, loans or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, except liabilities of Borrower to Lender.

5.2.           Pledge of Assets. Mortgage, pledge, grant, encumber, or permit to exist a security interest in, or lien upon, all or any portion of any of Borrower’s assets, except any of the foregoing in favor of Lender.

5.3.           Guaranties. Guaranty or become liable in any way as surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise for, nor pledge or hypothecate any of Borrower’s assets as security for, any liabilities or obligations of any other Person or entity, except any of the foregoing in favor of Lender.

5.4.           Certain Transactions. Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate of Borrower, or amend or modify any agreement related to any of the foregoing, except on terms that are no less favorable, in any material respect, than those obtainable from any Person or entity who is not an Affiliate of Borrower.

5.5.           Additional Financings. Sell equity, warrants, convertible notes or other instruments convertible into or exchangeable for Common Stock, equity or equity-like instruments to any Person or entity other than Lender or undertake any financing transaction.

5.6.           3(a)(9) and 3(a)(10) Transactions. Settle any debt for Common Stock with any other party which may rely on, be based upon or be structured in accordance with Sections 3(a)(9) or 3(a)(10) of the 1933 Act.

5.7.           Existing Securities. Arrange or facilitate the sale or exchange of any existing securities of Borrower, including without limitation warrants, options, convertible debt instruments, or other securities convertible into or exchangeable for shares of Common Stock or other equity of Borrower (“Existing Securities”), held by any party other than Lender. Borrower further covenants not to enter into any debt settlement agreement or similar agreement or arrangement with any party other than Lender to settle or exchange Existing Securities for shares of Common Stock or other equity of Borrower.

6.           Lender Covenants.

6.1.           Transfer Restrictions. Lender acknowledges that (1) the Shares may not be transferred until (A) the registration statement is filed and deemed effective, or (B) Lender shall have delivered to Borrower an opinion of counsel, reasonably satisfactory in form, scope and substance to Borrower, to the effect that the Note and Shares to be sold or transferred may be sold or transferred pursuant to an exemption from such registration; and (2) any sale of the Shares made in reliance on Rule 144 may be made only in accordance with the terms of such rule and further, if such rule is not applicable, any resale of such Shares under circumstances in which the seller, or the Person through whom the sale is made, may be deemed to be an underwriter, as that term is used in the 1933 Act, may require compliance with some other exemption under the 1933 Act or the rules and regulations of the SEC thereunder.

6.2.           Restrictive Legend. Lender acknowledges and agrees that, until such time as the relevant Shares have been registered under the 1933 Act, and may be sold in accordance with the effective registration statement, or until such Shares can otherwise be sold without restriction, whichever is earlier, the certificates and other instruments representing any of the Shares shall bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of any such Shares):

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES OR AN OPINION OF COUNSEL OR OTHER EVIDENCE ACCEPTABLE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

6.3.           Confession. Lender agrees it will not file the Confession unless and until an Event of Default has occurred; provided, however, that upon such an Event of Default, Lender shall be entitled to immediately file such Confession in an ex parte fashion.

7.           Transfer Agent Instructions.

7.1.           No Contrary Instructions. Borrower warrants that, with respect to the Note and the Shares, other than the stop transfer instructions to give effect to Section 5.1 hereof, it will give its transfer agent (the “Transfer Agent”) no instructions inconsistent with instructions to issue Common Stock from time to time upon conversion of the Note in such amounts as specified from time to time by Borrower to the Transfer Agent, bearing the restrictive legend specified in Section 5.2 of this Agreement prior to registration of the Shares under the 1933 Act, registered in the name of Lender or its nominee and in such denominations to be specified by the holder in connection therewith.  Except as so provided, the Shares shall otherwise be freely transferable on the books and records of Borrower as and to the extent provided in this Agreement and the other Loan Documents.  Nothing in this Section shall affect in any way Lender’s obligations and agreement to comply with all applicable securities laws upon resale of the Shares or the Note.  If Lender provides Borrower with an opinion of counsel reasonably satisfactory to Borrower that registration of a resale by Lender of any of the Shares or the Note is not required under the 1933 Act or upon request from a holder while an applicable registration statement is effective, Borrower shall permit the transfer of the Shares or the Note and, in the case of the Shares, as may be applicable, use its best efforts to cause the Transfer Agent to promptly electronically transmit to the holder via the Depository Trust Company (“DTC”) Fast Automated Securities Transfer program such Shares.  Borrower specifically represents that, as of the date hereof and as of each subsequent Draw Request Date, (i) Borrower’s Transfer Agent is (a) participating in the DTC program, (b) is DWAC eligible, and (ii) Borrower is not aware of any plans of the Transfer Agent to terminate such DTC participation or DWAC eligibility.  While any holder holds Shares or the Note, Borrower shall at all times maintain a transfer agent which participates in the DTC program and is DWAC eligible, and Borrower will not appoint any transfer agent which does not both participate in the DTC program and maintain DWAC eligibility.  Nevertheless, in the event the Transfer Agent is not participating in the DTC/DWAC program or the Shares are not otherwise transferable via the DTC/DWAC program, then Borrower shall instruct the Transfer Agent to issue one or more certificates for Common Stock without legend in such name and in such denominations as specified by Lender.  In the event Borrower’s transfer agent is not DWAC eligible on any conversion date, and consequently Borrower issues Shares pursuant to a Notice of Conversion in certificated rather than electronic form, then in such event if the closing bid price of the Common Stock on the Principal Trading Market is lower on the date of delivery of the certificates to Lender than on the conversion date, such difference in the closing bid prices, multiplied by the number of Shares shall be added to the principal balance of the Note.

7.2.           Failure to Deliver Shares.

7.2.1.           Borrower understands that a delay in the delivery of Shares beyond the relevant Delivery Date (as defined in the Note) could result in economic loss to the holder.  As compensation to the holder for such loss, in addition to any other available remedies at law or equity, Borrower agrees to pay late payments to the holder for late delivery of the Shares in accordance with the following schedule (where “No. Business Days Late” is defined as the number of trading days beyond two (2) trading days after the Delivery Date):

No. Business Days Late	Late Payment for Each $10,000 of Principal or Interest Being Converted

1	$100
2	$200
3	$300
4	$400
5	$500
6	$600
7	$700
8	$800
9	$900
10	$1,000
>10	$1,000 + $200 for
each Business Day
Late beyond 10 days

The amount of any payments incurred under this Section 6.2 shall be automatically added to the principal balance of the Note and Borrower shall pay any such payments in immediately available funds upon demand. Nothing herein shall limit the holder’s right to pursue actual damages for Borrower’s failure to issue and deliver the Shares to the holder within a reasonable time.  Furthermore, in addition to any other remedies which may be available to a holder, in the event that Borrower fails for any reason to effect delivery of such Shares within two (2) trading days after the Delivery Date, the holder will be entitled to revoke the relevant Notice of Conversion by delivering a notice to such effect to Borrower prior to the holder’s receipt of the relevant Shares, whereupon Borrower and the holder shall each be restored to their respective positions immediately prior to delivery of such Notice of Conversion; provided, however, that any payments contemplated by this Section 7.2 which have accrued through the date of such revocation notice shall remain due and owing to the holder notwithstanding such revocation.

7.2.2.           If, by the tenth trading day after the relevant Delivery Date, Borrower fails for any reason to deliver the Shares, but at any time after the Delivery Date, the holder purchases, in an arm’s-length open market transaction or otherwise, shares of Common Stock (the “Covering Shares”) in order to make delivery in satisfaction of a sale of Common Stock by the holder (the “Sold Shares”), which delivery such holder anticipated to make using the shares to be issued upon such conversion or exercise (a “Buy-In”), the holder shall have the right to require Borrower to pay to the holder, in addition to and not in lieu of  the amounts contemplated in other provisions of the Loan Documents, including, but not limited to, the provisions of the immediately preceding Section 7.2.1, the Buy-In Adjustment Amount (as defined hereafter).  The “Buy-In Adjustment Amount” is the amount equal to the number of Sold Shares multiplied by the excess, if any, of (1) the holder’s total purchase price per share (including brokerage commissions, if any) for the Covering Shares over (2) the net proceeds per share (after brokerage commissions, if any) received by the holder from the sale of the Sold Shares.  Borrower shall pay the Buy-In Adjustment Amount to the holder in immediately available funds immediately upon demand by the holder.  By way of illustration and not in limitation of the foregoing, if the holder purchases shares of Common Stock having a total purchase price (including brokerage commissions) of $11,000 to cover a Buy-In with respect to shares of Common Stock it sold for net proceeds of $10,000, the Buy-In Adjustment Amount which Borrower will be required to pay to the holder will be $1,000.

7.3.           Fees. Borrower shall assume any fees or charges of the Transfer Agent or Borrower’s counsel regarding (i) the removal of a legend or stop transfer instructions with respect to the Shares or the Note, and (ii) the issuance of certificates or DTC registration to or in the name of the holder or the holder’s designee or to a transferee as contemplated by an effective registration statement.  Notwithstanding the foregoing, it shall be the holder’s responsibility to obtain all needed formal requirements (specifically: medallion guarantee and prospectus delivery compliance) in connection with any electronic issuance of shares of Common Stock.

7.4.           Bankruptcy of Borrower. The holder of the Note shall be entitled to exercise its conversion privilege with respect to such Note, as the case may be, notwithstanding the commencement of any case under 11 U.S.C. §101 etseq. (the “Bankruptcy Code”).  In the event Borrower is a debtor under the Bankruptcy Code, Borrower hereby waives, to the fullest extent permitted, any rights to relief it may have under 11 U.S.C. §362 in respect of such holder’s exercise privilege.  Borrower hereby waives, to the fullest extent permitted, any rights to relief it may have under 11 U.S.C. §362 in respect of the conversion of such Note. Borrower agrees, without cost or expense to such holder, to take or to consent to any and all action necessary to effectuate relief under 11 U.S.C. §362.

8.           Term. Other than Sections 2, 4, 5, 6, 7, 8, 9, 10, and 11, each of which shall survive the termination of this Agreement, the term of this Agreement shall begin on the date hereof and shall conclude on March__, 2012 (the “Initial Term”), unless terminated earlier in Lender’s sole and absolute discretion (i) upon the occurrence of an Event of Default (ii) upon fifteen (15) days’ advance written notice to Borrower of Lender’s intention to terminate this Agreement. Subsequent to the expiration of the Initial Term, Lender may, in its sole discretion, elect to extend the term of this Agreement, in which case it shall continue in full force and effect upon the same terms and conditions until cancelled by Lender upon fifteen (15) days’ advance written notice to Borrower of Lender’s intention to terminate this Agreement.

9.           Indemnification. Borrower agrees to defend, indemnify and forever hold harmless Lender and its officers, directors, members, managers, employees, and agents, and any Person acting on behalf of any of the foregoing (the “Lender Parties”) from and against any losses, claims, damages, liabilities or expenses incurred (collectively, “Damages”), joint or several, and any action in respect thereof to which the Lender, its partners, Affiliates, officers, directors, employees, subsidiaries and duly authorized agents, and any such Lender control Person becomes subject, resulting from, arising out of or relating to any misrepresentation, breach of warranty or nonfulfillment of or failure to perform any covenant or agreement on the part of Borrower contained in this Agreement, as such Damages are incurred.  The Lender Parties with the right to be indemnified under this Section (the “Indemnified Parties”) shall have the right to defend any such action or proceeding with attorneys of their own selection, and Borrower shall be solely responsible for all costs and expenses related thereto.  If the Indemnified Parties opt not to retain their own counsel, Borrower shall defend any such action or proceeding with attorneys of its choosing at its sole cost and expense, provided that such attorneys have been pre-approved by the Indemnified Parties, which approval shall not be unreasonably withheld, and provided further that Borrower may not settle any such action or proceeding without first obtaining the written consent of the Indemnified Parties.

10.           Specific Performance. Borrower and Lender acknowledge and agree that irreparable damage would occur in the event that any provision of this Agreement or any of the other Loan Documents were not performed in accordance with its specific terms or were otherwise breached.  It is accordingly agreed that the parties (including any holder) shall be entitled to an injunction or injunctions, without (except as specified below) the necessity to post a bond, to prevent or cure breaches of the provisions of this Agreement or such other Loan Document and to enforce specifically the terms and provisions hereof or thereof, this being in addition to any other remedy to which any of them may be entitled by law or equity; provided, however, that Borrower, upon receipt of a Notice of Conversion, may not fail or refuse to deliver the stock certificates and the related legal opinions, if any, or if there is a claim for a breach by Borrower of any other provision of this Agreement or any of the other Loan Documents, Borrower shall not raise as a legal defense any claim that the holder or anyone associated or affiliated with the holder has violated any provision hereof or any other Loan Document or has engaged in any violation of law or any other claim or defense, unless Borrower has first posted a bond for one hundred fifty percent (150%) of the principal amount and, if relevant, then obtained a court order specifically directing it not to deliver such stock certificates to the holder. The proceeds of such bond shall be payable to the holder to the extent that the holder obtains judgment or its defense is recognized.  Such bond shall remain in effect until the completion of the relevant proceeding and, if the holder appeals therefrom, until all such appeals are exhausted.  This provision is deemed incorporated by reference into each of the Loan Documents as if set forth therein in full.

11.           Ownership Limitation. If at any time after the date hereof, Lender shall or would receive Shares in payment of all or any portion of the Outstanding Balance (as defined in the Note) or upon conversion of the Note, so that the Lender would, together with the other shares of Common Stock held by it or its Affiliates (as defined below), own or beneficially own by virtue of such action or receipt of additional Shares a number of shares of Common Stock exceeding 9.99% of the number of shares of the Borrower’s Common Stock outstanding on such date (the “9.99% Cap”), the Borrower shall not be obligated and shall not issue to Lender Shares of its Common Stock which would exceed the 9.99% Cap, but only until such time as the 9.99% Cap would no longer be exceeded by any such receipt of shares of Common Stock by the Lender.  The foregoing limitations are enforceable, unconditional and non-waivable and shall apply to all Affiliates and assigns of the Lender.  For purposes hereof, the term “Affiliate” means, with respect to a specific Person referred to in the relevant provision, another Person who or which controls or is controlled by or is under common control with such specified Person. “Person” means any living person or any entity, such as, but not necessarily limited to, a corporation, partnership or trust.

12.           Miscellaneous.

12.1.           No Waiver. No delay, failure or discontinuance of Lender in exercising any right, power or remedy under any of the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver, permit, consent or approval of any kind by Lender of any breach of or default under any of the Loan Documents must be in writing and shall be effective only to the extent set forth in such writing.

12.2.           Entire Agreement; Amendment. This Agreement, the Note and the other Loan Documents constitute the entire agreement between Borrower and Lender with respect to each credit subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof. This Agreement may be amended or modified only in writing signed by each party hereto.

12.3.           Time. Time is of the essence of each and every provision of this Agreement and each other of the Loan Documents.

12.4.           Notices. All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to each party at the following address:

If to Borrower:

Helix Wind, Corp.
Attn: Chief Executive Officer
1848 Commercial Street
San Diego, California  92113

If to Lender:

Tonaquint, Inc.
Attn: John M. Fife
303 East Wacker Drive, Suite 1200
Chicago, Illinois  60601

with a copy to (which shall not constitute notice):

CARMAN LEHNHOF ISRAELSEN LLP
Attn: Jonathan K. Hansen
4626 N. 300 W., Suite 160
Provo, Utah 84604

or to such other address as any party may designate by written notice to all other parties. Each such notice, request and demand shall be deemed given or made as follows: (a) if sent by hand delivery, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; and (c) if sent by facsimile transmission or electronic mail, upon receipt.

12.5.           Successors, Assignment. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided, however, that Borrower may not assign or transfer its interest hereunder without Lender’s prior written consent, which may be withheld in Lender’s sole and absolute discretion. Lender reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Lender’s rights and benefits under each of the Loan Documents. In connection therewith, Lender may disclose all documents and information that Lender now has or may hereafter acquire relating to any credit subject hereto, Borrower or its business, or any collateral required hereunder.

12.6.           No Third Party Beneficiaries. This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other Person shall be a third-party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other of the Loan Documents to which it is not a party.

12.7.           Severability of Provisions. If any part of this Agreement is construed to be in violation of any law, such part shall be modified to achieve the objective of the parties to the fullest extent permitted by law and the balance of this Agreement shall remain in full force and effect.

12.8.           Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signing parties had signed the same document.  All counterparts shall be construed together and constitute the same instrument.  The exchange of copies of this Agreement and of signature pages by facsimile transmission or other electronic transmission (including email) shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes.  Signatures of the parties transmitted by facsimile transmission or other electronic transmission (including email) shall be deemed to be their original signatures for all purposes.

12.9.           Attorneys’ Fees. In the event of any action at law or in equity to enforce or interpret the terms of this Agreement or any of the other Loan Documents, the Prevailing Party (as defined hereafter) shall be entitled to reasonable attorneys’ fees, court costs and collection costs in addition to any other relief to which such party may be entitled.  “Prevailing Party” shall mean the party in any litigation or enforcement action that prevails in the highest number of final rulings, counts or judgments adjudicated by a court of competent jurisdiction.

12.10.           Governing Law; Venue. This Agreement and all actions arising out of or in connection with this Agreement shall be governed by and construed in accordance with the laws of the State of Utah, without regard to the conflicts of law provisions of the State of Utah or of any other state.  With respect to any disputes arising out of or related to this Agreement, the parties consent to the exclusive jurisdiction of, and venue in, the state courts in Utah (or in the event of exclusive federal jurisdiction, the United States District Court, District of Utah) and hereby waive, to the maximum extent permitted by law, any objection, including any objection based on forum non conveniens, to the bringing of any such proceeding in such jurisdiction or to any claim that such venue of the suite, action or proceeding is improper.

12.11.           Construction of Language. The language of this Agreement shall be construed according to its fair meaning, and not strictly for or against either party. All words in this Agreement refer to whatever number or gender the context requires. Headings are for reference purposes only and do not control.

12.12.           Further Assurances. Borrower agrees to execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken all such further or other actions as are reasonably necessary or desirable upon the request of Lender to more fully effectuate the purposes and intent of this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

Exhibits

Exhibit A – Convertible Promissory Note
Exhibit B – Judgment by Confession
Exhibit C – Security Agreement
Exhibit D – Guaranty
Exhibit E – Guarantor Security Agreement
Exhibit F – Guarantor Confession
Exhibit G – Guarantor Certificate
Exhibit H – Draw Record

LENDER: TONAQUINT. INC. By: /s/ John M. Fife John M. Fife, President BORROWER: HELIX WIND, CORP. By: /s/ Kevin Claudio Name: Kevin Claudio Title: Chief Financial Officer

[Signature page to Line of Credit Agreement]

EXHIBIT A

CONVERTIBLE PROMISSORY NOTE

EXHIBIT B

JUDGMENT BY CONFESSION

EXHIBIT C

SECURITY AGREEMENT

EXHIBIT D

GUARANTY

EXHIBIT E

GUARANTOR SECURITY AGREEMENT

EXHIBIT F

GUARANTOR CONFESSION

EXHIBIT G

GUARANTOR CERTIFICATE

EXHIBIT H

Date of Draw	Amount of Draw	Signature of Lender	Signature of Borrower